Exhibit 99.1

Flagstone Re Announces Director to Retire from Board

HAMILTON, Bermuda--(BUSINESS WIRE)--

Flagstone Reinsurance Holdings Limited (NYSE:FSR) announced today that Marc Roston, a Director since the founding of the company in 2005, would be leaving the Board of Directors due to other commitments. Flagstone's Chairman, Mark Byrne, commented: "Marc has been a loyal and able Director and we are sorry to say goodbye. We would also like to thank Marc for his nearly three years of service."

About Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused, technical approach to the Property, Property Catastrophe, and Specialty reinsurance and insurance businesses. Flagstone Reassurance Suisse SA has an "A-" financial strength rating from both A.M. Best and Fitch Ratings, and an "A3" rating from Moody's Investors Service.

Source: Flagstone Reinsurance Holdings Limited

CONTACT:
Flagstone Reinsurance Holdings Limited, Hamilton
Brenton Slade, +1-441-278-4303

SOURCE: Flagstone Reinsurance Holdings Limited